Exhibit 3.2.1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number E0587302010-0
Barbara K. Cegavske	Filing Number 20201055946
Secretary of State State Of Nevada	Filed On 12/07/2020 09:13:57 AM
	Number of Pages 6

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation

☐ Certificate of Amendment to Designation - Before Issuance of Class or Series

☑ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: **AQUA POWER SYSTEMS INC.** Entity or Nevada Business Identification Number (NVID): NV20101859369
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: **The Certificate of Incorporation, as amended, of the Corporation authorizes the issuance of 1,000,000 (One Million) shares of Series B Preferred Stock, $.001 par value. The Holders of Series B Stock shall be entitled to convert each1 (one) share of Series B Stock into 1,000 (one thousand) shares of the Corporation's Common Stock. In addition, the Holders of the Series B Stock shall be entitled to 1,000 (One Thousand) votes per every 1 (one) share of Series B Stock.**
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☑ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *

This form must be accompanied by appropriate fees.

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Revised: 1/1/2019

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BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

- [ ] Certificate of Designation
- [ ] Certificate of Amendment to Designation - Before Issuance of Class or Series
- [x] Certificate of Amendment to Designation - After Issuance of Class or Series
- [ ] Certificate of Withdrawal of Certificate of Designation

8. Signature: (Required)	X Small Cap Compliance, LLC Signature of Officer	Date:	12/07/2020

This form must be accompanied by appropriate fees.

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Revised: 1/1/2019

CERTIFICATE OF AMENDMENT

OF CONVERTIBLE SERIES B PREFERRED STOCK

FOR AQUA POWER SYSTEMS INC.

It is hereby certified that:

1.  The name of the Corporation is Aqua Power Systems Inc. [hereinafter called the "Corporation"].

2.    The Certificate of Incorporation, as amended, of the Corporation authorizes the issuance of 1,000,000 (One Million) shares of Series B Preferred Stock, $.001 par value, and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

3.    The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Convertible Series B Preferred Stock issue of Preferred Stock:

“RESOLVED, that the Board of Directors hereby fixes and determines the designation of the number of shares and the rights, preferences, privileges and restrictions relating to the Convertible Series B Preferred Stock, as follows:

(a)    Designation. The series of Series B Preferred Stock as amended, shall be designated the Convertible Series B Preferred Stock [the "Series B Stock"].

(b)    Authorized Shares. The number of authorized shares of Series B Stock shall be 1,000,000 (One Million) shares.

(c)    Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to Holders of senior capital stock, if any, the Holders of Series B Stock and parity capital stock, if any, shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the Holders of junior capital stock, including Common Stock, an amount equal to $.001 per share [the "Liquidation Preference"]. If upon such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the Holders of the Series B Stock and parity capital stock, if any, shall be insufficient to permit in full the payment of the Liquidation Preference, then all such assets of the Corporation shall be distributed ratably among the Holders of the Series B Stock and parity capital stock, if any. Neither the consolidation or merger of the Corporation nor the sale, lease or transfer by the Corporation of all or a part of its assets shall be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this Section (c).

(d)    Dividends. The Series B Stock is not entitled to receive any dividends in any amount during which such shares are outstanding.

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(e)    Conversion Rights. Each share of Series B Stock shall be convertible, at the option of the Holder, into 1,000 (One Thousand) fully paid and non-assessable shares of the Corporation's Common Stock. The foregoing conversion calculation shall be hereinafter referred to as the “Conversion Ratio.”

(i)  Conversion Procedure. Upon written notice to the Holder, the Holder shall affect conversions by surrendering the certificate(s) representing the Series B Stock to be converted to the Corporation, together with a form of conversion notice satisfactory to the Corporation, which shall be irrevocable. Not later than five [5] business days after the conversion date, the Corporation will deliver to the Holder, (i) a certificate or certificates, which shall be subject to restrictive legends, representing the number of shares of Common Stock being acquired upon the conversion; provided, however, that the Corporation shall not be obligated to issue such certificates until the Series B Stock is delivered to the Corporation. If the Corporation does not deliver such certificate(s) by the date required under this paragraph (e) (i), the Holder shall be entitled by written notice to the Corporation at any time on or before receipt of such certificate(s), to receive 100 Series B Stock shares for every week the Corporations fails to deliver Common Stock to the Holder.

(ii)  Adjustments on Stock Splits, Dividends and Distributions. If the Corporation, at any time while any Series B Stock is outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock payable in shares of its capital stock [whether payable in shares of its Common Stock or of capital stock of any class], (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue reclassification of shares of Common Stock for any shares of capital stock of the Corporation, the Conversion Ratio shall be adjusted by multiplying the number of shares of Common Stock issuable by a fraction of which the numerator shall be the number of shares of Common Stock of the Corporation outstanding after such event and of which the denominator shall be the number of shares of Common Stock outstanding before such event. Any adjustment made pursuant to this paragraph (e)(iii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. Whenever the Conversion Ratio is adjusted pursuant to this paragraph, the Corporation shall promptly mail to the Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(iii)  Adjustments on Reclassifications, Consolidations and Mergers. In case of reclassification of the Common Stock, any consolidation or merger of the Corporation with or into another person, the sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each Holder of Series B Stock then outstanding shall have the right thereafter to convert such Series B Stock only into the shares of stock and other securities and property receivable upon or deemed to be held by Holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the Holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such Series B Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the Holder the right to receive the securities or property set forth in this paragraph (e)(iv) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

(iv)  Fractional Shares; Issuance Expenses. Upon a conversion of Series B Stock, the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock but shall issue that number of shares of Common Stock rounded to the nearest whole number. The issuance of certificates for shares of Common Stock on conversion of Series B Stock shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder, and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(f)    Voting Rights. Except as otherwise expressly provided herein or as required by law, the Holders of shares of Series B Stock shall be entitled to vote on any and all matters considered and voted upon by the Corporation's Common Stock. The Holders of the Series B Stock shall be entitled to 1,000 (One Thousand) votes per every 1 (one) share of Series B Stock.

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(g)    Reservation of Shares of Common Stock. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series B Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders of Series B Stock, such number of shares of Common Stock as shall be issuable upon the conversion of the outstanding Series B Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding Series B Stock, the Corporation will take such corporate action necessary to increase its authorized shares of Common Stock to such number as shall be sufficient for such purpose. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non assessable.

IN WITNESS WHEREOF, on this 7th day of December 2020, said Aqua Power Systems Inc. has caused this Certificate to be signed by Small Cap Compliance, LLC.

By:

Rhonda Keaveney, Managing Member

Small Cap Compliance, LLC

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